FOR IMMEDIATE RELEASE	Thursday, May 9, 2019
TEGNA Inc. Reports Solid 2019 First Quarter Results
Strength of organic growth resulted in performance at the high-end of first quarter revenue expectations
Announced acquisition of 11 local television stations in eight markets will be financially accretive immediately, and a strategic fit for TEGNA’s Big Four affiliate portfolio
TYSONS, VA - TEGNA Inc. (NYSE: TGNA) today announced financial results for the first quarter ended March 31, 2019. Key operating metrics all performed at the high-end of previously announced guidance.

Highlights include:

•
Total company revenue was $517 million, up three percent year-over-year and at the high-end of the guidance range provided last quarter. Adjusted total company revenue, excluding political and estimated incremental Olympic and Super Bowl revenue, was up eight percent year-over-year, also at the high-end of guidance.

•	Record first quarter subscription revenue of $242 million increased 18 percent, driven by rate increases and stable paying subscriber counts.

•
Total company adjusted EBITDA was $153 million, down $4 million, or less than three percent year-over-year as anticipated, nearly fully offsetting the absence of $21 million of high-margin political, Olympic and Super Bowl revenues.

•
Net income of $74 million increased 34 percent year-over-year, driven by a $12 million gain related to the sale of our interest in Captivate, a $3 million real estate sale gain as well as FCC repacking reimbursements of $4 million.

•	Free cash flow for the quarter was $109 million, and the company reduced debt by $53 million, resulting in total debt of $2.9 billion and net leverage of 4.0x.

•	The company announced an agreement with Nexstar Media Group on March 20 to acquire 11 stations in eight markets, including eight Big Four affiliates, in a $740 million transaction.

•	Multiple of 7.7x based on average estimated 2018/2019 EBITDA after synergies but prior to tax savings, which reduce the multiple to 6.7x.

•	Expected to be accretive to EPS within a year after close and immediately accretive to free cash flow per share.

•	Provides support for the high-end of the previously disclosed estimated 2019/2020 free cash flow range of 18 percent to 19 percent of revenue.

•	GAAP earnings per diluted share were $0.34 in the first quarter and non-GAAP* earnings per diluted share were $0.29.

* See “Use of Non-GAAP Information” below for more detail.

“2019 is off to a good start, and we are executing on both the organic and inorganic components of our strategy. Our subscription revenues posted an 18 percent year-over-year increase and our key operating metrics all performed at the high-end of our expectations,” said Dave Lougee, president and chief executive officer, TEGNA. “Our paid subscriber counts are extremely stable, and we expect to continue to outperform the industry on this metric due to our geographic footprint in growing markets with attractive demographics.”

Lougee continued, “On the M&A front, we announced the purchase of the Nexstar divestitures, our largest acquisition since becoming a pure play broadcaster in June 2017. These 11 local television stations complement our existing portfolio of top affiliates and add four key markets to our political footprint, putting us in an even stronger position to benefit from the expected record spending around the 2020 presidential election. This week, we also announced the acquisition of multicast channels Justice Network and Quest, two fast-growing networks that leverage the tailwinds of the increasing numbers of over-the-air viewers. As previously announced, we also closed on the acquisitions of WTOL in Toledo, OH and KWES in Midland-Odessa, TX in January.

“To date in 2019, we have announced or closed on more than $900 million of attractive assets that fit our strategic profile and will be immediately accretive to free cash flow. We will continue to pursue acquisition opportunities that align with our strategy and meet our financial criteria. Leveraging the strength of our balance sheet, we will continue to execute on our plan and create value for shareholders.”

OVERVIEW OF FIRST QUARTER RESULTS
Total company revenues grew three percent in the quarter, primarily due to a $36 million increase in subscription revenue, partially offset by the absence of political, Olympic and Super Bowl revenues last year.

Subscription revenue grew 18 percent year-over-year due to the impact of rate escalators and higher rates negotiated in new agreements in the fourth quarter of 2018, highlighting the continued transition of TEGNA’s business toward stable, subscription-based revenue streams.

Advertising and marketing services revenue declined seven percent in the quarter compared to the first quarter of 2018, due to the comparisons against the Olympics and Super Bowl which aired on TEGNA’s 17 NBC stations last year. Excluding these sporting events, advertising and marketing services revenue was flat.

GAAP operating expenses were up five percent year-over-year, predominantly driven by higher programming fees. Excluding programming costs, expenses were flat.

GAAP operating income totaled $133 million in the first quarter of 2019. Adjusted EBITDA (a non-GAAP measure detailed in Table 3) totaled $153 million in the quarter and adjusted EBITDA margin equaled 29.6 percent. Adjusted EBITDA excluding corporate expenses was $164 million, which resulted in a margin of 31.7 percent.

Net income was $74 million. On a non-GAAP basis, net income was 12 percent lower year-over-year and totaled $62 million reflecting the absence of high-margin political, Olympic and Super Bowl revenues partially offset by subscription revenue growth.

Special items for the quarter included FCC spectrum repacking reimbursements to TEGNA of $4 million, and a $3 million real estate sale gain, both of which reduced operating expenses. These items were partially offset by $4 million of transaction-related fees. Non-operating items included $12 million of income primarily related to a gain recognized as a result of our sale of our interest in Captivate.

FIRST QUARTER NON-OPERATING AND CASH FLOW ITEMS
Interest expense in the quarter declined to $46 million compared to $48 million in the first quarter of 2018, due to lower average debt outstanding. Other non-operating items totaled $1.5 million for the quarter compared to $12.5 million last year. Total cash at the end of the quarter was $3.8 million.

SECOND QUARTER AND FULL YEAR 2019 OUTLOOK
In the second quarter of 2019, TEGNA will continue to experience healthy subscription revenue growth, partially offset by the absence of heavy political advertising spending last year. As provided last quarter, TEGNA is reaffirming its guidance metrics for the full year of 2019; for the second quarter, the company expects:

Second Quarter 2019 Key Guidance Metrics
Total Company GAAP Revenue	+ low single digits
Non-GAAP Revenue (excluding political)	+ mid single digits
Total Operating Expenses	+ mid single digits
Operating Expenses (excluding programming)	- very low single digits

Full Year 2019 Key Guidance Metrics [1] (As Presented in March 1, 2019 Earnings Release)
Subscription Revenue	+ mid-teens percent
Corporate Expenses	approximately $45 million
Depreciation	$55 - 60 million
Amortization	approximately $35 million
Interest Expense	$190 - 195 million
Total Capital Expenditures	$70 - 75 million
Non-Recurring Cap Ex (includes $17M spectrum repack)	$35 - 40 million
Effective Tax Rate	23 - 25%
Leverage Ratio	approximately 4.0x
Free Cash Flow as a % of est. 2018/19 Revenue	17 - 18%
Free Cash Flow as a % of est. 2019/20 Revenue	18 - 19%

1 Guidance includes stations acquired in the first quarter of 2019; excludes acquisitions announced but not yet closed.

UPDATE ON KEY STRATEGIC INITIATIVES

•
Announced Acquisition of Leading Multicast Channels Justice Network and Quest - Acquired 24/7 multicast networks to capitalize on the growth in over-the-air television audiences. Justice Network and Quest each offer unique ad-supported programming for free to television consumers and are among the top distributed entertainment multicast networks in the U.S.

•
Launched VAULT Studios and Debuted BOMBER Podcast - Introduced VAULT Studios, a digital content studio offering high-quality storytelling from TEGNA’s owned archive of investigative reports. VAULT projects pull from real-life true crime cases investigated by TEGNA’s stable of award-winning reporters. In the quarter, VAULT’s first six-part crime investigation podcast series BOMBER debuted across podcast players and apps, including iTunes where it was among the top 12 podcasts in the News & Politics category.

•
Daily Blast LIVE (DBL) Continues to Grow - DBL has seen impressive year-over-year growth and increased its household reach by 17 percent. There has also been a significant uptake in viewership by women 25-54, up 17 percent year-over-year.

•
Content Transformation Process - Initiatives continue to show results with audience share increases in key large markets. In the November-February ratings period, more than half of large market stations were up in morning and late local news in adults 25-54. TEGNA innovators completed 10 additional pilots from December through February, including late news, podcast and YouTube pilots. TEGNA stations received 91 regional Edward R. Murrow Awards for excellence in journalism and innovation, more than any other local media company in the United States. Four TEGNA stations were awarded Walter Cronkite Awards for Excellence in Political Journalism, again more than any other news organization.

CAPITAL ALLOCATION AND M&A UPDATE
TEGNA’s disciplined capital allocation strategy is designed to create long-term value for shareholders. The agreement with Nexstar to acquire 11 local television stations, including eight Big Four affiliates, highlights the efficacy of TEGNA’s disciplined M&A process. As a result of this acquisition, TEGNA has suspended share repurchases through the end of 2020 and upon close, leverage will increase to approximately 4.3x. Following the close of the transaction, free cash flow will subsequently be used to reduce debt, resulting in net leverage of under 4.0x by December 31, 2020, absent any further M&A.

TEGNA has a proven track record of acquiring highly attractive assets that create sustainable value for shareholders. In addition to significant synergies, with the addition of four key markets, TEGNA’s political footprint is enhanced and the company is better positioned to capture benefits of the increased advertising spending and political fervor predicted for the upcoming 2020 presidential election. The company will continue to look for ways to invest in growth both organically and inorganically, and remains well-positioned to capitalize on consolidation opportunities that are strategically and financially prudent.

_________________________

CONFERENCE CALL
TEGNA Inc. (NYSE: TGNA) will host its first quarter 2019 earnings conference call with financial analysts on Thursday, May 9, 2019 at 8:30 a.m. (ET). The call will be accessible live to the media and general public via webcast and through a limited number of dial-in conference lines. TEGNA’s earnings announcement will be released to news outlets and wire services before the market opens on May 9. Materials related to the call will be available at that time through the Investor Relations section of TEGNA’s website, investors.TEGNA.com. The live webcast will be accessible through the company’s website. To listen to the live webcast, access investors.TEGNA.com and click on the link to the webcast. Allow at least 10 minutes to access TEGNA’s home page and complete the links before the webcast begins. To access the conference call, dial 800-458-4148 at least 10 minutes prior to the scheduled 8:30 a.m. (ET) start of the call. International callers should dial 323-794-2093. The confirmation code for the conference call is 7407171. A replay of the conference call will be available under “Investor Relations” at www.TEGNA.com from Thursday, May 9 at 12:30 p.m. (ET) to Thursday, May 23 at 12:30 p.m. (ET). To access the replay, dial 888-203-1112 or 719-457-0820. The confirmation code for the replay is 7407171. A transcript of the conference call will also be made available on the company’s website.

ADDITIONAL INFORMATION
TEGNA Inc. (NYSE: TGNA) is an innovative media company that serves the greater good of our communities. With 49 television stations and two radio stations in 41 markets, TEGNA delivers relevant content and information to consumers across platforms. It is the largest owner of top 4 affiliates in the top 25 markets, reaching approximately one-third of all television households nationwide. Each month, TEGNA reaches 50 million adults on-air and approximately 35 million across its digital platforms. TEGNA has been consistently honored with the industry’s top awards, including Edward R. Murrow, George Polk, Alfred I. DuPont and Emmy Awards. TEGNA also delivers innovative and unparalleled solutions for advertisers through TEGNA Marketing Solutions (TMS). TMS is a one-stop shop that helps businesses thrive through an unmatched suite of services and solutions that reach consumers across television, email, social and over-the-top (OTT) platforms, including Premion, TEGNA’s OTT advertising service. Across platforms, TEGNA tells empowering stories, conducts impactful investigations and delivers innovative marketing solutions. For more information, visit www.TEGNA.com.

Certain statements in this press release may be forward looking in nature or “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this press release are subject to a number of risks, trends and uncertainties that could cause actual performance to differ materially from these forward-looking statements. A number of those risks, trends and uncertainties are discussed in the company’s SEC reports, including the company’s annual report on Form 10-K and quarterly reports on Form 10-Q. Any forward-looking statements in this press release should be evaluated in light of these important risk factors.

TEGNA is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this press release by wire services, Internet service providers or other media.

* * * *

For investor inquiries, contact:	For media inquiries, contact:
John Janedis, CFA	Anne Bentley
SVP, Capital Markets & Investor Relations	Vice President, Corporate Communications
703-873-6222	703-873-6366
jjanedis@TEGNA.com	abentley@TEGNA.com

CONSOLIDATED STATEMENTS OF INCOME TEGNA Inc. Unaudited, in thousands of dollars (except per share amounts)

Table No. 1
	Quarter ended March 31,
	2019	2018	% Increase (Decrease)

Revenues	$516,753	$502,090	2.9

Operating expenses:
Cost of revenues, exclusive of depreciation	281,311	258,493	8.8
Business units - Selling, general and administrative expenses, exclusive of depreciation	71,465	73,621	(2.9)
Corporate - General and administrative expenses, exclusive of depreciation	14,735	12,708	16.0
Depreciation	14,917	13,471	10.7
Amortization of intangible assets	8,689	6,782	28.1
Spectrum repacking reimbursements and other	(7,013)	—	***
Total	384,104	365,075	5.2
Operating income	132,649	137,015	(3.2)

Non-operating income (expense):
Equity income (loss) in unconsolidated investments, net	12,028	(1,238)	***
Interest expense	(46,385)	(47,725)	(2.8)
Other non-operating items, net	(1,539)	(12,480)	(87.7)
Total	(35,896)	(61,443)	(41.6)

Income before income taxes	96,753	75,572	28.0
Provision for income taxes	22,774	20,385	11.7
Net income	$73,979	$55,187	34.1

Earnings per share:
Basic	$0.34	$0.26	30.8
Diluted	$0.34	$0.25	36.0

Weighted average number of common shares outstanding:
Basic	216,709	216,276	0.2
Diluted	217,202	216,989	0.1

USE OF NON-GAAP INFORMATION

The company uses non-GAAP financial performance and liquidity measures to supplement the financial information presented on a GAAP basis. These non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the related GAAP measures, nor should they be considered superior to the related GAAP measures, and should be read together with financial information presented on a GAAP basis. Also, our non-GAAP measures may not be comparable to similarly titled measures of other companies.

Management and the company’s Board of Directors use the non-GAAP financial measures for purposes of evaluating company performance. Furthermore, the Leadership Development and Compensation Committee of our Board of Directors uses non-GAAP measures such as Adjusted EBITDA, non-GAAP net income, non-GAAP EPS, and Adjusted revenues to evaluate management’s performance. The company, therefore, believes that each of the non-GAAP measures presented provides useful information to investors and other stakeholders by allowing them to view our business through the eyes of management and our Board of Directors, facilitating comparisons of results across historical periods and focus on the underlying ongoing operating performance of our business. The company discusses in this release non-GAAP financial performance measures that exclude from its reported GAAP results the impact of “special items” consisting of spectrum repacking reimbursements and other, gains on sale of equity method investments, transaction costs and certain non-operating expenses (TEGNA Foundation donation and pension payment timing related charges). In addition, we have income tax special items associated with tax impacts related to the acquisition of KFMB.

We believe that such expenses and gains are not indicative of normal, ongoing operations. While these items may be recurring in nature and should not be disregarded in evaluation of our earnings performance, it is useful to exclude such items when analyzing current results and trends compared to other periods as these items can vary significantly from period to period depending on specific underlying transactions or events that may occur. Therefore, while we may incur or recognize these types of expenses and gains in the future, we believe that removing these items for purposes of calculating the non-GAAP financial measures provides investors with a more focused presentation of our ongoing operating performance.

The company also discusses Adjusted EBITDA (with and without corporate expenses), a non-GAAP financial performance measure that it believes offers a useful view of the overall operation of its businesses. The company defines Adjusted EBITDA as net income before (1) interest expense, (2) income taxes, (3) equity income (loss) in unconsolidated investments, net, (4) other non-operating items, net, (5) severance expense, (6) transaction costs, (7) spectrum repacking reimbursements and other, (8) depreciation and (9) amortization. The most directly comparable GAAP financial measure to Adjusted EBITDA is Net income. Users should consider the limitations of using Adjusted EBITDA, including the fact that this measure does not provide a complete measure of our operating performance. Adjusted EBITDA is not intended to purport to be an alternate to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. In particular, Adjusted EBITDA is not intended to be a measure of cash flow available for management’s discretionary expenditures, as this measure does not consider certain cash requirements, such as working capital needs, capital expenditures, contractual commitments, interest payments, tax payments and other debt service requirements.

The company also considers adjusted revenues to be an important non-GAAP financial measure. Adjusted revenue is calculated by taking total company revenues on a GAAP basis and adjusting it to exclude (1) estimated incremental Olympic and Super Bowl revenue and (2) political revenues. These adjustments are made to our reported revenue on a GAAP basis in order to evaluate and assess our core operations on a comparable basis, and it represents the ongoing operations of our media business.

This earnings release also discusses free cash flow, a non-GAAP performance measure. Beginning in the first quarter of 2019 we began using a new methodology to compute free cash flow. The change in methodology was determined to be preferable as it will better reflect how the Board of Directors reviews the performance of the business and it more closely aligns to how other companies in the broadcast industry calculate this non-GAAP performance metric. The most directly comparable GAAP financial measure to free cash flow is Net income. Free cash flow is now calculated as non-GAAP Adjusted EBITDA (as defined above), further adjusted by adding back (1) stock-based compensation, (2) syndicated programming amortization, (3) dividends received from equity method investments, (4) pension reimbursements, and (5) reimbursements from spectrum repacking. This is further adjusted by deducting payments made for (1) syndicated programming, (2) pension, (3) interest, (4) taxes (net of refunds) and (5) purchases of property and equipment. Like Adjusted EBITDA, free cash flow is not intended to be a measure of cash flow available for management’s discretionary use.

Tabular reconciliations for all of the non-GAAP financial measures to the most directly comparable GAAP financial measures are presented in the following tables.

NON-GAAP FINANCIAL INFORMATION TEGNA Inc. Unaudited, in thousands of dollars (except per share amounts)

Table No. 2

Reconciliations of certain line items impacted by special items to the most directly comparable financial measure calculated and presented in accordance with GAAP on the company's Consolidated Statements of Income follow:

		Special Items
Quarter ended March 31, 2019	GAAP measure	Spectrum repacking reimbursements and other	Transaction costs	Net gains on equity method investments	Other non-operating item	Non-GAAP measure

Corporate - General and administrative expenses, exclusive of depreciation	$14,735	$—	$(3,911)	$—	$—	$10,824
Spectrum repacking reimbursements and other	(7,013)	7,013	—	—	—	—
Operating expenses	384,104	7,013	(3,911)	—	—	387,206
Operating income	132,649	(7,013)	3,911	—	—	129,547
Equity income (loss) in unconsolidated investments, net	12,028	—	—	(13,126)	—	(1,098)
Other non-operating items, net	(1,539)	—	—	—	1,000	(539)
Total non-operating expense	(35,896)	—	—	(13,126)	1,000	(48,022)
Income before income taxes	96,753	(7,013)	3,911	(13,126)	1,000	81,525
Provision for income taxes	22,774	(1,758)	979	(3,169)	251	19,077
Net income	73,979	(5,255)	2,932	(9,957)	749	62,448
Net income per share-diluted (a)	$0.34	$(0.02)	$0.01	$(0.05)	$—	$0.29
(a) - Per share amounts do not sum due to rounding.

		Special Items
Quarter ended March 31, 2018	GAAP measure	Pension lump-sum payment charge	Other non-operating items	Non-GAAP measure

Other non-operating items, net	$(12,480)	$6,300	$9,462	$3,282
Total non-operating expense	(61,443)	6,300	9,462	(45,681)
Income before income taxes	75,572	6,300	9,462	91,334
Provision for income taxes	20,385	1,608	(1,443)	20,550
Net income	55,187	4,692	10,905	70,784
Net income per share-diluted (a)	$0.25	$0.02	$0.05	$0.33
(a) - Per share amounts do not sum due to rounding.

NON-GAAP FINANCIAL INFORMATION TEGNA Inc. Unaudited, in thousands of dollars

Table No. 3

Reconciliations of Adjusted EBITDA to net income presented in accordance with GAAP on the company's Consolidated Statements of Income are presented below (in thousands):

	Quarter ended March 31,
	2019	2018	% Increase (Decrease)
Net income (GAAP basis)	$73,979	$55,187	34.1
Plus: Provision for income taxes	22,774	20,385	11.7
Plus: Interest expense	46,385	47,725	(2.8)
(Less) Plus: Equity (income) loss in unconsolidated investments, net	(12,028)	1,238	***
Plus: Other non-operating items, net	1,539	12,480	(87.7)
Operating income (GAAP basis)	132,649	137,015	(3.2)
Plus: Transaction costs	3,911	—	***
Less: Spectrum repacking reimbursements and other	(7,013)	—	***
Adjusted operating income (non-GAAP basis)	129,547	137,015	(5.5)
Plus: Depreciation	14,917	13,471	10.7
Plus: Amortization of intangible assets	8,689	6,782	28.1
Adjusted EBITDA (non-GAAP basis)	$153,153	$157,268	(2.6)
Corporate - General and administrative expense, exclusive of depreciation (non-GAAP basis)	10,824	12,708	(14.8)
Adjusted EBITDA, excluding Corporate (non-GAAP basis)	$163,977	$169,976	(3.5)

NON-GAAP FINANCIAL INFORMATION TEGNA Inc. Unaudited, in thousands of dollars

Table No. 4
Reconciliations of adjusted revenues to our revenues presented in accordance with GAAP on the company's Consolidated Statements of Income are presented below (in thousands):

	Quarter ended March 31,
	2019	2018	% Increase (Decrease)

Advertising and Marketing Services	$264,402	$282,939	(6.6%)
Subscription	241,575	205,556	17.5%
Political	2,704	7,606	(64.4%)
Other	8,072	5,989	34.8%
Total revenues (GAAP basis)	$516,753	$502,090	2.9%
Factor impacting comparisons:
Estimated net incremental Olympic and Super Bowl	(8,000)	(24,000)	(66.7%)
Political	(2,704)	(7,606)	(64.4%)
Total company adjusted revenues (non-GAAP basis)	$506,049	$470,484	7.6%

NON-GAAP FINANCIAL INFORMATION TEGNA Inc. Unaudited, in thousands of dollars

Table No. 5

“Free cash flow” is a non-GAAP performance measure used in addition to and in conjunction with results presented in accordance with GAAP. Free cash flow should not be relied upon to the exclusion of similar GAAP financial measures.

	Quarter ended March 31,
	2019	2018	% Increase (Decrease)

Net income (GAAP Basis)	$73,979	$55,187	34.1%
Plus: Provision for income taxes	22,774	20,385	11.7%
Plus: Interest expense	46,385	47,725	(2.8%)
Plus: Other non-operating items	1,539	12,480	(87.7%)
Plus: Transaction costs	3,911	—	***
Plus: Depreciation	14,917	13,471	10.7%
Plus: Amortization	8,689	6,782	28.1%
Plus: Stock-based compensation	4,433	3,599	23.2%
Plus: Syndicated programming amortization	13,463	13,286	1.3%
Plus: Pension reimbursements	—	29,240	***
Less: Spectrum repacking reimbursements and other	(7,013)	—	***
Less (Plus): Equity (income) losses	(12,028)	1,238	***
Less: Syndicated programming payments	(13,288)	(13,656)	(2.7%)
Less: Pension contributions	(942)	(28,372)	(96.7%)
Less: Interest payments	(27,412)	(30,128)	(9.0%)
Plus (Less): Tax refunds, net of (payments)	397	2,799	(85.8%)
Less: Purchases of property and equipment	(24,810)	(10,643)	***
Add: Cash reimbursements from spectrum repacking	4,134	—	***
Free cash flow (non-GAAP basis)	$109,128	$123,393	(11.6%)